Exhibit 99.1

CFSB Bancorp, Inc. Announces 2022 Third Quarter and Year to Date Financial Results

Quincy, Massachusetts, May 10, 2022 – CFSB Bancorp, Inc. (NASDAQ: CFSB) (the “Company”), the holding company for Colonial Federal Savings Bank (the “Bank”), reported a net loss of $828,000 for the three months ended March 31, 2022, and a net loss of $122,000 for the nine months ended March 31, 2022, compared to net income of $401,000 and $996,000 for the same periods in 2021.

President and Chief Executive Officer Michael E. McFarland said “In the third quarter, we completed our reorganization from a federal mutual savings bank into a two-tier federal mutual holding company form of organization and concurrent stock offering. As a part of that transaction, CFSB Bancorp, Inc. donated $1.6 million of cash and stock to our newly formed Colonial Federal Savings Bank Charitable Foundation. This will benefit both our institution and our local communities over many years. Our asset quality and the mix of our loan and investment portfolios continue to be strong. We expect performance to improve due to rising interest rates for the remainder of the year."

On January 12, 2022, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 2,804,306 shares of common stock at a price of $10.00 per share, for gross proceeds of $28.0 million. The Company also contributed 130,433 shares of common stock and $250,000 in cash to the Colonial Federal Savings Bank Charitable Foundation and issued 3,586,903 shares of common stock to 15 Beach, MHC, its federally-chartered mutual holding company.

COVID-19 Impact

The Bank’s initiative to work with borrowers that were unable to meet their contractual obligations because of the effects of COVID-19 have been successful. As of March 31, 2022, we had 10 loans with $32,000 of remaining deferred principal, all of which were performing in accordance with their contractual terms.

Income Statement Analysis

Net interest income increased $183,000, or 9.8%, to $2.1 million for the three months ended March 31, 2022 from $1.9 million for the three months ended March 31, 2021. Net interest income increased $600,000, or 11.0%, to $6.0 million for the nine months ended March 31, 2022, from $5.4 million for the nine months ended March 31, 2021. The increases were primarily due to an increase in the average balance of interest-earning assets combined with a decrease in interest expense due to lower costing deposits, offset by a decrease of interest and fees on loans due to the lower interest rate environment.

We recorded a provision for loan losses of $1,000 and $15,000 for the three-month periods ended March 31, 2022 and March 31, 2021, respectively, and $26,000 and $45,000 for the nine-month periods ended March 31, 2022 and March 31, 2021, respectively. The allowance for loan losses was $1.7 million, or 1.00%, of total loans, at March 31, 2022, compared to $1.7 million, or 0.98%, of total loans, at March 31, 2021. We did not have any non-performing loans at either March 31, 2022 or 2021. We had $1,000 in charge-offs for the three and nine months ended March 31, 2022. We did not have any charge-offs for the three and nine months ended March 31, 2021. We had no recoveries for the three and nine months ended March 31, 2022 or 2021.

Non-interest income increased $8,000, or 5.5%, to $153,000 for the three months ended March 31, 2022 from $145,000 for the three months ended March 31, 2021. For the nine months ended March 31, 2022, non-interest income increased $72,000, or 14.5%, to $570,000 compared to $498,000 for the nine months ended March 31, 2021. The increase was primarily due to a $48,000 gain realized on the sale of a seven-year U.S. Treasury security during the nine months ended March 31, 2022.

Non-interest expense increased $1.7 million, or 110.9%, to $3.2 million for the three months ended March 31, 2022 from $1.5 million for the three months ended March 31, 2021. The increase was primarily due to the $1.6 million funding of the new charitable foundation, a $73,000 increase in salaries and employee benefit expense due to normal employee annual merit salary benefit increases and the expense recognized in connection with the Bank's Employee Stock Ownership Plan (the "ESOP") that was established in the offering, and a $67,000 increase in other expenses due to increased consultant and audit expenses. For the nine months ended March 31, 2022, non-interest expense increased $2.0 million, or 41.4%, to $6.8 million from $4.8 million for the nine months ended March 31, 2021. The increase was primarily due to the $1.6 million funding of the new charitable foundation, a $121,000 increase in salaries and employee benefit expense due to normal employee annual merit salary benefit increases and the expense recognized in connection with the ESOP, and a $250,000 increase in other expenses due to increased consultant and audit expenses.

Balance Sheet Analysis

Total assets were $362.5 million at March 31, 2022 representing an increase of $23.6 million, or 7.0%, from $338.9 million at June 30, 2021. Available for sale securities decreased $2.1 million to $231,000 at March 31, 2022 due to the sale of a $2.0 million seven-year U.S. Treasury security. Securities held to maturity increased $29.6 million, or 28.2%, to $134.7 million at March 31, 2022 as we invested excess cash into securities to increase our overall yield on our interest-earning assets. The increase was partially offset by paydowns, calls and maturities of $16.9 million. Net loans decreased $1.7 million, or 1.0%, to $172.8 million at March 31, 2022 from $174.4 million at June 30, 2021. The decrease was due to decreases of $515,000, or 3.2%, in multi-family real estate loans, $499,000 or 20.3%, in second mortgages and $1.1 million, or 6.5%, in commercial real estate loans, offset by increases of $393,000, or 0.3%, in one-to-four family residential real estate loans. The decreases in multi-family and commercial real estate loans reflected payoffs on properties sold by the borrower and repayments exceeding originations during the nine months ended March 31, 2022.

Cash and cash equivalents decreased $3.4 million, or 8.4%, to $37.3 million at March 31, 2022 as a result of an increase in securities held to maturity, as we invested excess cash into securities to increase our overall yield on interest-earning assets.

Total stockholders' equity increased $25.1 million, or 51.4%, to $73.7 million at March 31, 2022 from $48.6 million at June 30, 2021. The increase was due to $26.4 million in funds received from the stock offering offset by a net operating loss of $122,000 for the nine months ended March 31, 2022 and $2.6 million for the purchase of 255,648 shares of common stock by the ESOP.

About CFSB Bancorp, Inc.

CFSB Bancorp, Inc. is a federal corporation organized as the mid-tier holding company of Colonial Federal Savings Bank and is the majority-owned subsidiary of 15 Beach, MHC. Colonial Federal Savings Bank is a federally chartered stock savings bank that has served the banking needs of its customers on the south shore of Massachusetts since 1889. It operates from three full-service offices and one limited-service office in Quincy, Holbrook and Weymouth, Massachusetts.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in the quality, size and composition of our loan and securities portfolios, changes in demand for our products and services, legislative, accounting, tax and regulatory changes and a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including if the coronavirus can continue to be controlled and abated. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: demand for the Company’s products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect the Company’s net income; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. CFSB Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Contact

Michael E. McFarland

President and Chief Executive Officer

(617) 471-0750

CFSB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(In thousands)

	March 31, 2022	June 30, 2021
Assets
Cash and due from banks	$1,637	$1,708
Short-term investments	35,628	38,970
Total cash and cash equivalents	37,265	40,678
Certificates of deposit	980	980
Securities available for sale, at fair value	231	2,294
Securities held to maturity, at amortized cost, fair value of $128,089 at March 31, 2022 and $107,391 at June 30, 2021	134,719	105,114
Federal Home Loan Bank stock, at cost	453	453
Loans, net of allowance for loan losses of $1,747 at March 31, 2022 and $1,722 at June 30, 2021	172,758	174,433
Premises and equipment, net	3,310	3,459
Accrued interest receivable	1,211	1,146
Bank-owned life insurance	10,068	9,250
Deferred tax asset	955	665
Other assets	589	382
Total assets	$362,539	$338,854
Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$29,228	$30,129
Interest-bearing	254,752	254,505
Total deposits	283,980	284,634
Short-term borrowings	115	918
Mortgagors' escrow accounts	1,540	1,572
Accrued expenses and other liabilities	3,245	3,085
Total liabilities	288,880	290,209
Stockholders' Equity
Preferred Stock, $.01 par value, 10,000,000 and -0- shares authorized as of March 31, 2022 and June 30, 2021, respectively, none issued and
outstanding as of March 31, 2022 and June 30, 2021	-	-
Common Stock, $.01 par value, 90,000,000 and -0- shares authorized as of March 31, 2022 and June 30, 2021, respectively; 6,521,642 and -0-
issued and outstanding as of March 31, 2022 and June 30, 2021	65	-
Additional paid-in capital	27,720	-
Retained earnings	48,406	48,628
Accumulated other comprehensive income	4	17
Unearned compensation - ESOP, 253,621 and -0- shares unallocated
at March 31, 2022 and June 30, 2021, respectively	(2,536)	-
Total stockholders' equity	73,659	48,645
Total liabilities and stockholders' equity	$362,539	$338,854

CFSB Bancorp, Inc. and Subsidiary

Consolidated Statements of Net Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Interest and dividend income:
Interest and fees on loans	$1,615	$1,760	$4,909	$5,431
Interest and dividends on debt securities:
Taxable	548	409	1,507	1,326
Tax exempt	117	141	360	426
Interest on short-term investments and certificates of deposit	17	13	50	35
Total interest and dividend income	2,297	2,323	6,826	7,218
Interest expense:
Deposits	245	442	774	1,722
Short-term borrowings	1	13	7	51
Total interest expense	246	455	781	1,773
Net interest income	2,051	1,868	6,045	5,445
Provision for loan losses	1	15	26	45
Net interest income, after provision for loan losses	2,050	1,853	6,019	5,400
Non-interest income:
Customer service fees	32	27	93	87
Income on bank-owned life insurance	75	72	224	217
Gain on sale of securities available for sale	-	-	48	-
Other income	46	46	205	194
Total non-interest income	153	145	570	498
Non-interest expense:
Salaries and employee benefits	956	883	3,102	2,981
Occupancy and equipment	238	236	656	630
Advertising	32	21	110	68
Data processing	89	102	260	272
Deposit insurance	24	21	67	64
Charitable Foundation contribution	1,554	-	1,554	-
Other general and administrative	334	267	1,026	776
Total non-interest expense	3,227	1,530	6,775	4,791
Income (loss) before income taxes	(1,024)	468	(186)	1,107
Provision (benefit) for income taxes	(196)	67	(64)	111
Net income (loss)	$(828)	$401	$(122)	$996
Earnings (loss) per share:
Basic and diluted	$(0.15)	N/A	N/A	N/A
Weighted average shares:
Basic and diluted	5,500,173	N/A	N/A	N/A